Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Year End 2017 Financial Results
Total Revenues Increased by 31% in 2017
GAAP EPS Increased 350% and 82% for Q417 and FY 2017, respectively

INCLINE VILLAGE, NV, March 8, 2018 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the fourth quarter and year ended December 31, 2017 including:

•	Total revenues of $68.0 million and $320.1 million for the three and twelve months ended December 31, 2017, respectively.

•	GAAP diluted EPS of $0.15 and $0.71 for the three and twelve months ended December 31, 2017, respectively.

•	GAAP net income attributable to PDL’s shareholders of $22.3 million and $110.7 million for the three and twelve months ended December 31, 2017, respectively.

•
Non-GAAP net income attributable to PDL’s shareholders of $24.8 million and $100.7 million for the three and twelve months ended December 31, 2017. A full reconciliation of all components of the GAAP to non-GAAP financial results can be found in Table 3 at the end of the release.

“2017 was a great year for us and one where we experienced a 31 percent increase in revenue from the previous year,” stated John P. McLaughlin, chief executive officer of PDL. “Since 2012, we have built a rich portfolio of income generating assets and products to replace revenues from our expired Queen et al patents. We expect the revenues from these assets, whose net book value is $5.54 per share, to fuel the building of our specialty pharma business. It’s important to note that $264 million, or 83 percent of our 2017 revenues, came from sources other than the Queen et al patents. In 2018, we need to continue to execute successfully on our business model as well as close the gap between our share price and our book value per share.”

Revenue Highlights

•	Total revenues of $68.0 million for the three months ended December 31, 2017 included:

◦	Royalties from PDL’s licensees to the Queen et al. patents of $4.5 million, which consisted of royalties earned on sales of Tysabri®;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $30.1 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to Depomed, Inc. (Depomed) royalty asset;

◦	Interest revenue from note receivable investment to CareView Communications of $0.8 million; and

◦
Product revenues of $32.6 million, which consisted of $25.1 million from sales of Tekturna® and Tekturna HCT® in the United States, Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products) and $7.5 million for product sales of the LENSAR® Laser System.

•	Total revenues increased by 2 percent for the three months ended December 31, 2017, when compared to the same period in 2016.

◦	Royalties from PDL’s licensees to the Queen et al. patents were lower due to reduced sales of Tysabri that was manufactured prior to the patent expiry date;

◦
PDL received $32.8 million in net cash royalties from its royalty rights in the fourth quarter of 2017, compared to $25.3 million for the same period of 2016. The increase in cash royalties is mainly due to a one-time settlement payment from Valeant related to the royalty audit of Glumetza and the launch of the authorized generic for Glumetza® sold by Valeant Pharmaceuticals International, Inc. PDL received royalties on the authorized generic equivalents under the same terms as the branded Glumetza;

◦	The decrease in interest revenues was primarily due to the sale of the kaléo, Inc. note receivable in September 2017; and

◦	The increase in product revenues were derived from the sale of the LENSAR Laser System, which PDL did not begin to recognize until May 2017.

•	Total revenues increased by 31 percent for the year ended December 31, 2017, when compared to the year ended December 31, 2016.

◦	The decrease in royalties from PDL’s licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc. and reduced royalties on Tysabri.

◦	The increase in royalty rights - change in fair value was primarily due to the year-to-date increase in fair value of the Depomed royalty asset by $134.1 million.

◦
PDL received $107.3 million in net cash royalties, including a one-time settlement payment from Valeant related to the royalty audit of Glumetza, from its royalty rights in the year ended December 31, 2017, compared to $72.6 million for the same period of 2016.

◦	The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable and the sale of the kaléo, Inc. note receivable.

◦
Product revenue increased due to sales of the Noden Products, which PDL did not begin to recognize until the third quarter of 2016, and sales of the LENSAR Laser System, which PDL did not begin to recognize until May 2017.

◦
License and other revenue increased by $19.6 million primarily due to a one-time $19.5 million payment from Merck as part of the previously announced settlement agreement to resolve the patent infringement lawsuit related to Keytruda®.

Operating Expense Highlights

•
Operating expenses were $38.2 million for the three months ended December 31, 2017, compared to $74.2 million for the same period of 2016. The decrease in operating expenses for the three months ended December 31, 2017, as compared to the same period in 2016, was primarily a result of the prior year period loss on extinguishment of Direct Flow Medical notes receivable, partially offset by the increase in operating expenses related to the acquisitions and operations of Noden and LENSAR, contributing an additional $13.8 million of cost of product revenue and $6.0 million in sales and marketing expenses due to an increase in Noden’s sales force.

•
Operating expenses were $126.3 million for the year ended December 31, 2017, compared to $114.9 million for the year ended December 31, 2016. The increase in operating expenses in 2017 was a result of the acquisitions and operations of Noden and LENSAR, contributing an additional $26.5 million of cost of product revenue, $12.7 million of intangible asset amortizations, $17.1 million in sales and marketing expenses, and $3.6 million in research and development costs for the completion of a pediatric trial for Tekturna. General administrative expenses increased by $5.9 million of which $7.5 million was related to Noden and $3.2 million was related to LENSAR, partially offset by a decrease of $51.1 million from the loss on extinguishment for the Direct Flow Medical notes receivable in 2016.

Recent Developments

•
On February 1, 2018, PDL completed the retirement of the remaining $126.4 million of aggregate principal of its 4.0% Convertible Senior Notes due 2018 at their stated maturity by making a payment to the noteholders of $126.4 million, plus $2.6 million of accrued interest.

•
In February 2018, we entered into a modification agreement with CareView whereby we agreed, effective as of December 28, 2017, to modify the credit agreement before remedies could otherwise have become available to us under the credit agreement in relation to certain obligations of CareView that would potentially not be met, including the requirement to make principal payments. Under the modification agreement we agreed that (i) a lower liquidity covenant would be applicable and (ii) principal repayment would be delayed for a period of up to December 31, 2018. In exchange for agreeing to these modifications, among other things, the exercise price of our warrants to purchase 4.4 million shares of common stock of CareView was reduced and, subject to the occurrence of certain events, CareView agreed to grant us additional equity interests.

Other Financial Highlights

•	PDL had cash, cash equivalents, short-term investments and other investments of $532.1 million at December 31, 2017, compared to $242.1 million at December 31, 2016.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, March 8, 2018.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 9384627. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through one week following the call, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 9384627.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to the Investor Relations section and select “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

We seek to provide a significant return for our shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, we have consummated seventeen of such transactions, of which nine are active and outstanding. We have one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView Communications, Inc.; we have one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics, LLC; and we have five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx Pharmaceuticals, Inc. The Regents of the University of Michigan, Viscogliosi Brothers, LLC and Depomed, Inc. Our equity and loan investments in Noden Pharma DAC, Inc. and Noden Pharma USA, Inc. (together with their subsidiaries, “Noden”) represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and our converted equity and loan investment in LENSAR, Inc. represents deployed capital of $40.0 million.

The Company operates in three segments designated as Income Generating Assets, Pharmaceutical and Medical Devices.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, restrict or impede the ability of the Company to invest or acquire new products are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March

1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Royalties from Queen et al. patents	$4,531	$15,513	$36,415	$166,158
Royalty rights - change in fair value	30,103	28,068	162,327	16,196
Interest revenue	776	5,503	17,744	30,404
Product revenue, net	32,646	17,541	84,123	31,669
License and other	(20)	(133)	19,451	(126)
Total revenues	68,036	66,492	320,060	244,301

Operating Expenses
Cost of product revenue (excluding intangible amortization)	17,905	4,065	30,537	4,065
Amortization of intangible assets	6,251	6,014	24,689	12,028
General and administrative expenses	9,788	12,597	45,641	39,790
Sales and marketing	6,489	527	17,683	538
Research and development	729	1,887	7,381	3,820
Change in fair value of anniversary payment and contingent consideration	(3,000)	(5,799)	349	(3,716)
Asset impairment	—	3,735	—	3,735
Acquisition-related costs	—	59	—	3,564
Loss on extinguishment of notes receivable	—	51,075	—	51,075
Total operating expenses	38,162	74,160	126,280	114,899
Operating income	29,874	(7,668)	193,780	129,402

Non-operating expense, net
Interest and other income, net	933	184	1,659	588
Interest expense	(5,139)	(4,743)	(20,221)	(18,267)
Gain (loss) on bargain purchase	5,314	(2,353)	9,309	—
Gain (loss) on extinguishment of debt	—	—	—	(2,353)
Total non-operating expense, net	1,108	(6,912)	(9,253)	(20,032)

Income before income taxes	30,982	(14,580)	184,527	109,370
Income tax expense	8,646	(4,300)	73,826	45,711
Net income	22,336	(10,280)	110,701	63,659
Less: Net income/(loss) attributable to noncontrolling interests	—	56	(47)	53
Net income attributable to PDL’s shareholders	$22,336	$(10,336)	$110,748	$63,606

Net income per share
Basic	$0.15	$(0.06)	$0.71	$0.39
Diluted	$0.15	$(0.06)	$0.71	$0.39

Shares used to compute income per basic share	151,217	163,975	155,394	163,805
Shares used to compute income per diluted share	152,592	164,549	156,257	164,192

Cash dividends declared per common share	$—	$—	$—	$0.10

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$532,114	$242,141
Total notes receivable	$70,737	$270,950
Total royalty rights - at fair value	$349,223	$402,318
Total assets	$1,243,123	$1,215,387
Total convertible notes payable	$243,481	$232,443
Total stockholders’ equity	$845,890	$755,423

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$22,336	$(10,336)	$110,748	$63,606
Adjustments to Non-GAAP net income (as detailed below)	2,445	1,716	(10,040)	44,518
Non-GAAP net income attributed to PDL’s shareholders	$24,781	$(8,620)	$100,708	$108,124

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$22,336	$(10,336)	$110,748	$63,606
Adjustments:
Mark-to-market adjustment to fair value assets	(2,746)	(2,726)	(55,074)	56,386
Non-cash interest revenues	(101)	(121)	(924)	(2,864)
Non-cash stock-based compensation expense	124	1,093	3,138	3,742
Non-cash debt offering costs	2,843	3,942	11,038	10,009
Mark-to-market adjustment on warrants held	20	31	49	906
Amortization of the intangible assets	6,251	6,014	24,689	12,028
Mark-to-market adjustment of anniversary payment and contingent consideration	(3,000)	(5,799)	349	(3,716)
Income tax effect related to above items	(946)	(718)	6,695	(31,973)
Total adjustments	2,445	1,716	(10,040)	44,518
Non-GAAP net income	$24,781	$(8,620)	$100,708	$108,124

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4)

non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) mark-to-market adjustment related to acquisition-related contingent considerations, (7) amortization of intangible assets, and to adjust (7) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.